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                                  October 27, 1998



Genesis Media Group, Inc.
13063 Ventura Boulevard
Studio City, California 91604-2238

Gentlemen:

     We hereby consent to the use of our name under the captions "Legal Matters," "Risk Factors--Government Regulation and Legal Uncertainties," "Business--Industry Regulation," and "Business-- Legal Proceedings," and the description of the regulation matters contained in the sections entitled "Underwriting--Legal Matters," in the Registration Statement and in the Prospectus which forms a part thereof.

                                   Very truly yours,

                                   HENDERSON & LYMAN


                                   By: /s/Jeffry M. Henderson
                                      -----------------------
                                          Jeffry M. Henderson